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                                                                    EXHIBIT 5.1


                            OPINION OF LEGAL COUNSEL


                       [Troutman Sanders LLP Letterhead]



                                 April 3, 2002


Arris Group, Inc.
11450 Technology Circle
Duluth, Georgia 30097


Ladies and Gentlemen:

         We have acted as your special counsel in connection with the filing with the Securities and Exchange Commission ("SEC") of a Registration Statement (the "Form S-8 Registration Statement") on Form S-8 under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 6,000,000 shares of Common Stock, $0.01 par value, (the "Shares"), to be issued in connection with the following ANTEC Corporation employee benefit plans, as amended (altogether, the "Benefit Plans") assumed by Arris Group, Inc. pursuant to that certain series of transactions which is described in greater detail in your Registration Statement No. 333-61524 on Form S-4: (i) the ANTEC Corporation 2000 Stock Incentive Plan, (ii) the ANTEC Corporation 2000 Mid-Level Stock Option Plan, (iii) the ANTEC Corporation 1997 Stock Incentive Plan, (iv) ANTEC Corporation Amended and Restated Employee Stock Incentive Plan (1993), (v) ANTEC Corporation Directors Stock Option Plan (1993), (vi) the TSX Corporation 1996 Second Amended and Restated Long-Term Incentive Compensation Plan, (vii) the TSX Corporation 1993 Amended and Restated Directors Stock Option Plan and
(viii) the TSX Corporation 1994 W. H. Lambert Stock Option Agreement. This opinion is being provided at your request for inclusion in the Form S-8 Registration Statement.

         In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of your representatives.

         Based upon the foregoing examination, we are of the opinion that the Shares have been duly authorized and, when issued by you in the manner contemplated by any of the Benefit Plans (including the maintenance of the effectiveness of the Form S-8 Registration Statement and the obtaining and maintenance of all requisite regulatory and other approvals), will be validly issued, fully paid and nonassessable.

         We are, in this opinion, opining only on the Delaware General Corporation Law (including the relevant statutory provisions, the applicable provisions of the Delaware Constitution and the reported

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judicial decisions interpreting these laws). We are not opining on "blue sky"
or other state securities laws.

         We hereby consent to the filing of this opinion as an exhibit to the Form S-8 Registration Statement; provided, however, that such consent does not constitute a consent under Section 7 of the Act or any indication that we have certified any part of the Registration Statement or otherwise, by virtue of the giving of this opinion, come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the SEC promulgated with respect thereto.


                                    Very truly yours,


                                    /s/ Troutman Sanders LLP